                           STOCK PURCHASE AGREEMENT


                                By and Between



                 EQUIFAX HEALTHCARE INFORMATION SERVICES, INC.



                                      and



                           NATIONAL DATA CORPORATION



                      Relating to the sale of all of the
                stock of EQUIFAX HEALTHCARE EDI SERVICES, INC.






                               September 3, 1996

                         TABLE OF CONTENTS


1.  ACQUISITION...............................................  1

2.  CLOSING, CLOSING DATE, CONSIDERATION......................  1
     2.1  The Closing and Closing Date........................  1
     2.2  Transfer of Shares..................................  2
     2.3  Purchase Price......................................  2
     2.4  Estimated and Final Purchase Price Adjustment.......  2

3.  REPRESENTATIONS AND WARRANTIES OF SELLER..................  4

3A.  Transactional Representations............................  4
     3.1  Organization, Qualification and Status..............  4
     3.2  Corporate Instruments and Records...................  4
     3.3  Capitalization......................................  4
     3.4  Ownership of Shares.................................  5
     3.5  No Subsidiary.......................................  5
     3.6  Authorization; Valid and Binding Obligation.........  5
     3.7  No Violation........................................  5

3B.  Operational Representations..............................  6
     3.8  Financial Statements................................  6
     3.9  Tax Matters.........................................  6
     3.10 Litigation..........................................  8
     3.11 Owned Real Estate...................................  8
     3.12 Leased Real Property................................  8
     3.13 Owned and Leased Tangible Personal Property.........  8
     3.14 Condition of Tangible Personal Property.............  9
     3.15 Contracts...........................................  9
     3.16 Banking and Personnel Matters....................... 10
     3.17 Labor and Employment Matters........................ 10
     3.18 Insurance........................................... 11
     3.19 Environmental Matters............................... 11
     3.20 Intellectual Property Matters, Software............. 13
     3.21 Compliance with Laws................................ 14
     3.22 Consents and Approvals.............................. 14
     3.23 Absence of Changes.................................. 14
     3.24 Completeness of Disclosure.......................... 15
     3.25 Severance Arrangements.............................. 15

4.  REPRESENTATIONS AND WARRANTIES OF BUYER................... 15
     4.1  Organization and Qualification...................... 16
     4.2  Authorization; Valid and Binding Obligation......... 16
     4.3  Litigation.......................................... 16
     4.4  Investment.......................................... 16
     4.5  Financing........................................... 16
     4.6  Absence of Conflict or Breach....................... 17
     4.7  Consents and Approvals.............................. 17

5.  AFFIRMATIVE COVENANTS AND UNDERTAKINGS OF SELLER AND
     BUYER.................................................... 17
     5.1  Satisfaction of Conditions.......................... 17
     5.2  Preservation of Business............................ 17
     5.3  Conduct of Business................................. 18
     5.4  Books and Records................................... 18
     5.5  Insurance........................................... 18
     5.6  Tax Returns......................................... 18
     5.7  Other Transactions.................................. 18
     5.8  Consents............................................ 19

6.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.......... 20
     6.1  Accuracy of Representations and Warranties.......... 20
     6.2  No Material Adverse Change.......................... 20
     6.3  Certificates........................................ 21
     6.4  No Litigation or Injunction......................... 21
     6.5  Opinion of Counsel.................................. 21
     6.6  Governmental Authority; Consents.................... 21
     6.7  Noncompetition Agreement............................ 21
     6.8  No Termination of PCN Agreement..................... 21

7.  CONDITIONS TO THE OBLIGATIONS OF SELLER................... 22
     7.1  Accuracy of Representations and Warranties.......... 22
     7.2  Officer's Certificate............................... 22
     7.3  No Litigation or Injunction......................... 22
     7.4  Opinion of Counsel.................................. 22
     7.5  Governmental Authority; Consents.................... 22
     7.6  No Termination of PCN Agreement..................... 22

8.  MUTUAL COVENANTS.......................................... 23
     8.1  Access to and Use of Information.................... 23
     8.2  Section 338(h)(10) Election; Allocation of Purchase
          Price............................................... 23
     8.3  Further Mutual Covenants............................ 24

 9.  EXPENSES................................................. 24

10.  TERMINATION.............................................. 24

11.  ABSENCE OF BROKER OR FINDER.............................. 25

12.  NEWS RELEASES............................................ 25

13.  NOTICES.................................................. 25

14.  INDEMNIFICATION AND SURVIVAL OF REPRESENTATION
                          AND WARRANTIES...................... 27
     14.1 Indemnity by Seller................................. 27
     14.2 Indemnity by Buyer.................................. 27
     14.3 Limitation of Indemnification Liability of Seller... 28
     14.4 Limitation of Indemnification Liability of Buyer.... 28
     14.5 Survival............................................ 29
     14.6 Sole and Exclusive Remedy........................... 29
     14.7 Indemnification Procedures.......................... 29

15.  FURTHER ASSURANCES....................................... 31

16.  DISPUTE RESOLUTION....................................... 31

17.  TAX MATTERS.............................................. 32
     17.1 Allocation of Tax Liability......................... 32
     17.2 Returns and Payments................................ 33
     17.3 Cooperation and Exchange of Information............. 34
     17.4 Tax Sharing Indemnification......................... 34
     17.5 Method of Asserting Tax Claims...................... 35

18.  MISCELLANEOUS............................................ 36
     18.1 Governing Law....................................... 36
     18.2 Counterparts/Use of Facsimiles...................... 36
     18.3 Entire Agreement.................................... 36
     18.4 No Presumption Against Draftsman.................... 36
     18.5 Successors and Assigns.............................. 36
     18.6 Knowledge........................................... 37

                           STOCK PURCHASE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made as of this third day of September, 1996, by and between NATIONAL DATA CORPORATION a Delaware corporation ("Buyer") and EQUIFAX HEALTHCARE INFORMATION SERVICES, INC., a Georgia corporation ("Seller") and the sole shareholder of EQUIFAX HEALTHCARE EDI SERVICES, INC., a Georgia corporation ("Company").

                                  WITNESSETH:

     WHEREAS, the Seller, a wholly-owned subsidiary of Equifax Inc., a Georgia corporation ("Equifax"), owns all of the issued and outstanding capital stock of the Company; and

     WHEREAS, the Company is engaged in the business of providing healthcare information services linking providers, insurance carriers, health maintenance organizations, preferred provider organizations and other payors, including government intermediaries and financial institutions (the "Business"); and

     WHEREAS, Seller desires to sell and Buyer desires to purchase all of the issued and outstanding stock of the Company upon the terms and conditions as set forth herein;

     NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                                1.  ACQUISITION
                                    -----------

     Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date, as defined in Article 2 hereof, Seller covenants and agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept, the Shares, as that term is defined in Section 3.3 hereof, for the consideration set forth in Article 2 hereof.


                   2.  CLOSING, CLOSING DATE, CONSIDERATION
                       ------------------------------------

     2.1  The Closing and Closing Date.
          ----------------------------

          The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Powell, Goldstein, Frazer & Murphy located at 191 Peachtree Street, N.E., Atlanta, Georgia 30303 at 10:00 a.m. local time on the later of (i) September 25, 1996 or (ii) two business days following early termination or the expiration of the waiting period under the Hart-Scott-Rodino Act, or on such other date and at such other place as the parties may agree. The date of the Closing is hereinafter referred to as the "Closing Date."

     2.2  Transfer of Shares.
          ------------------

          Seller shall, at the Closing on the Closing Date, deliver to Buyer good and sufficient certificates for the Shares, duly assigned in blank or accompanied by duly executed blank stock powers and shall cause the entire right, title and interest in and to the Shares to be transferred of record to Buyer, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien or encumbrance of any kind or nature whatsoever.

     2.3  Purchase Price.
          --------------

          In consideration of the transfer of Shares, Buyer shall pay to Seller at the Closing on the Closing Date the purchase price (the "Purchase Price") which shall be Forty Six Million, Nine Hundred Twenty Five Thousand Dollars ($46,925,000.00) payable by wire transfer of immediately available funds, which Purchase Price shall be subject to adjustment as provided in Section 2.4.

     2.4  Estimated and Final Purchase Price Adjustment.
          ---------------------------------------------

          (a) The Purchase Price shall be adjusted either (i) upward by the amount by which the Working Capital as of the Closing Date exceeds $1,517,544.00 or downward by the amount by which the Working Capital as of the Closing Date is less than $1,517,544.00. As used herein, "Working Capital" determined as of a date shall mean the excess of cash, accounts receivable (net of any reserves), inventories and prepaid expenses over accounts payable and accrued current liabilities of the Company as of such date, provided that there shall be excluded from Working Capital any entries related to long-term liabilities, federal and state income taxes (including deferred taxes), payments to Robert Werder, long-term deferred compensation, post retirement accruals and Equifax FAS 87 entries which are of a type illustrated in the pro forma balance sheet attached hereto as Schedule 2.4(a) (the "6/30/96 Balance Sheet"). Seller agrees to transfer, assume and be liable for each such item excluded from the definition of Working Capital as set forth in the foregoing sentence. No later than ten (10) days prior to the Closing Date, Seller shall deliver to Buyer (i) the regularly prepared monthly financial statements of the Company for the month ending not more than forty-five (45) days prior to the Closing Date, together with a separate statement calculating Working Capital as of the date of such financial statements. Buyer shall have five (5) business days from the receipt to review such statement and calculations and following such review without objection by Buyer, such amount of Working Capital set forth therein shall be "Working Capital" for purposes of determining the payment to be made at the Closing Date, but the Purchase Price shall be subject to subsequent adjustment pursuant to paragraphs (b), (c) and (d) below.

          (b) Within thirty (30) days following the Closing Date, Seller shall prepare and deliver to Buyer (i) an unaudited consolidated balance sheet of the Company as of the Closing Date (the "Balance Sheet") which shall be true, correct and complete in all material respects and will be prepared in accordance with generally accepted accounting principles consistently applied with the Financial Statements, except for normal recurring year-end adjustments and the absence of notes thereto and except that there shall be no liabilities other than those which are of a character includable in the definition of Working Capital, (ii) a schedule setting forth the determination of Working Capital as of the Closing Date, and (iii) a schedule calculating any adjustment to the Purchase Price to be paid in accordance with paragraph (d) below.

          (c) Buyer shall, within twenty (20) days following receipt of the Balance Sheet and schedule, accept or reject the Working Capital determination and the schedule setting forth the amount of the Purchase Price adjustment reflected therein. In connection with its review of the Balance Sheet, Buyer shall have reasonable access to all books and records in the possession of Seller or any affiliate of Seller utilized in connection with preparing such Balance Sheet, including, but not limited to, work papers and similar records and will be provided with the reasonable opportunity to make inquiries of any officers or employees of, or advisors to, Seller involved in the preparation of the Balance Sheet regarding the Balance Sheet and the preparation thereof. If Buyer accepts the calculation, payment shall be made as provided in Section 2.4(d) hereof. If Buyer disagrees with such calculation, it shall give written notice of such disagreement and any reason therefore within such twenty (20) day period. Should Buyer fail to notify Seller of a disagreement within such twenty
(20) day period, Buyer shall be deemed to agree with Seller's calculation. Any disagreement shall be resolved by written agreement of Seller and Buyer or by arbitration as set forth in Article 16 of this Agreement.

          (d) If the Working Capital as of the Closing Date as finally determined exceeds $1,517,544.00, Buyer shall pay to Seller the amount of the excess, adjusted for any amounts previously paid or withheld in the determination of the estimated Working Capital adjustment pursuant to paragraph
(a) above. If the Working Capital as of the Closing Date as finally determined is less than $1,517,544.00, Seller shall pay to Buyer the amount of the shortfall, adjusted for any amounts previously paid or withheld in the determination of the estimated Working Capital and Purchase Price adjustment pursuant to paragraph (a) above. Final amounts due hereunder shall be paid no later than two (2) business days following Buyer's agreement with Seller's calculation of the Purchase Price adjustment pursuant to paragraph (c) above or in the event of a disagreement, following the resolution of such disagreement by written agreement of Seller and Buyer or the final determination of the arbitrator pursuant to Article 16 of this Agreement by wire transfer of immediately available funds.

                 3.  REPRESENTATIONS AND WARRANTIES OF SELLER
                     ----------------------------------------

          3A. Transactional Representations. With respect to the representations and warranties contained in Sections 3.1 through 3.7 below (the "Transactional Representations"), Seller represents and warrants to Buyer as follows:

     3.1  Organization, Qualification and Status.
          --------------------------------------

          The Company is a corporation duly incorporated and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has full corporate power and authority to own, lease and use its properties and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to so qualify would not have a material adverse effect on the Company. The jurisdictions in which the Company is so qualified are listed on Schedule 3.1 hereto.
                        ------------

     3.2  Corporate Instruments and Records.
          ---------------------------------

          The copies of the Articles of Incorporation and By-laws (collectively, "Organizational Documents") of the Company, heretofore furnished by Seller to Buyer, are true, correct and complete and each includes all amendments to the date hereof. The Company's minute books, as made available to Buyer, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of the Company's shareholders and directors. The stock certificate books and ledgers of the Company, as made available to Buyer, are true, correct and complete and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of the Company.

     3.3  Capitalization.
          --------------

          The authorized capital stock of the Company consists of 3,000,000 shares of common stock, $1.00 par value per share, of which 500 shares are issued and outstanding (all such issued and outstanding common stock hereinafter referred to as the "Shares"). The Shares are validly issued, fully paid and non-assessable. There are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require the Company to purchase, redeem, issue or acquire, any shares of the capital stock or other securities of the Company and there is no outstanding security of any kind convertible into such capital stock. The Shares have been issued in full compliance with applicable federal and state statutes, rules and regulations.

     3.4  Ownership of Shares.
          -------------------

          The Shares represent all of the shares of outstanding capital stock of the Company. Seller owns and holds, beneficially and of record, the entire right, title and interest in and to the Shares, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge, lien or encumbrance of any kind or nature whatsoever. The share certificates evidencing the Shares and the instruments of transfer relating thereto delivered to Buyer at the Closing will be in form and substance reasonably acceptable to Buyer, and will be such as to transfer and vest in Buyer good title to the Shares, free and clear of all encumbrances of any kind or nature whatsoever.

     3.5  No Subsidiary.
          -------------

          The Company does not have any subsidiary or any ownership interest in any other entity. Except as set forth in Schedule 3.5, the Company is not a
                                         ------------
party to any joint venture, partnership or similar arrangement and does not have the right to acquire any securities of, or ownership interests in, any other person or entity.

     3.6  Authorization; Valid and Binding Obligation.
          -------------------------------------------

          Seller has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller has taken all corporate action necessary or required under applicable law to authorize this Agreement, consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller enforceable against it in accordance with its terms.

     3.7  No Violation.
          ------------

          The execution, delivery and performance of this Agreement by Seller will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of Seller or the Company, (ii) conflict with, violate or result in a breach of or constitute a default under any judgment, order, decree, injunction, or award of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which Seller or the Company or any of the Company's assets or properties are subject, (iii) require Seller to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with any foreign, federal, state, county, local or other governmental or regulatory body other than such filings as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), (iv) result in the creation of any material lien or encumbrance, individually or in the aggregate, on the assets of the Company, nor (v) give rise to any obligation to pay any investment banking fee, brokerage commission, finder's fee or similar payment, except for amounts paid to Alex. Brown & Sons Incorporated, as contemplated by Article 9 hereof.

     3B. Operational Representations. With respect to the representations and
         ---------------------------
warranties contained in Sections 3.8 through 3.24 below (the "Operational Representations"), Seller represents and warrants to Buyer as follows:

     3.8  Financial Statements.
          --------------------

          Schedule 3.8 hereto contains true, correct and complete copies of the
          ------------
following financial statements of the Company at the dates and for the periods specified (the "Financial Statements"):

          (a) unaudited Financial Statements for the fiscal years ending December 31, 1995, and December 31, 1994, and

          (b) unaudited consolidated Financial Statements for the six (6) months ending June 30, 1996.

Each of the Financial Statements is true, correct and complete in all material respects and has been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis by Seller, and presents fairly the financial position and results of operations and cash flows of the Company, at the dates and for the periods specified, subject to normal recurring year-end adjustments and the absence of notes.

     3.9  Tax Matters.
          -----------

          (a) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital, net worth or gain and any other tax including without limitation, recapture, gross receipts, profits, sales, use, occupation, use and occupancy, value added, ad valorem, customers, transfer, franchise, shares, withholding, payroll, employment, excise, or property taxes with respect to the Company, Seller or an affiliate of Seller, together with any interest, fines, penalties and additions to tax imposed with respect thereto.

          (b) As of the date hereof, the Company, Seller, or the common parent of the affiliated group in which Seller and the Company join in the filing of a consolidated return, has timely filed, and as of the Closing Date will have filed, all Tax returns which are required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted; and all such returns are and will be true and correct in all material respects.

          (c) Except as set forth on Schedule 3.9, the Company has paid, or by
                                     ------------
the Closing Date will have paid, all Taxes of the Company that have become or are due with respect to any period ended on or prior to the Closing Date, and has established an adequate reserve therefore on the Balance Sheet for those Taxes not yet due and payable. The Company, Seller or the common parent of the affiliated group in which Seller and the Company join in the filing of a consolidated or combined Tax return has paid, or, by the Closing Date, will have paid, all Taxes for which the Company has joint or several liability that have become or are due with respect to any period ended on or prior to the Closing Date.

          (d) Schedule 3.9 lists any powers of attorney given by the Company
              ------------
empowering the person, firm or corporation named therein to act on behalf of the Company in connection with Tax matters. Except as listed on Schedule 3.9, no Tax
                                                            ------------
returns of the Company have been examined by the Internal Revenue Service ("IRS") or other appropriate agency for any fiscal year, with respect to any material tax matters and the Company is not presently under, nor has it received written notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state agency concerning any fiscal year or period ended prior to the date hereof. All Taxes due with respect to completed and settled examinations or concluded litigation regarding Taxes have been paid. Except as set forth on Schedule 3.9, no waiver of a statute of limitations in
                       ------------
respect of Taxes or extension of time for assessment of Taxes effecting the Company exists.

          (e) Neither the Company nor any predecessor thereto has at any time consented under Section 336(e) or Section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code") to have the provisions of Section 336(e) or
Section 341(f)(2) of the Code, respectively, apply to any sale of its stock.

          (f) Except as set forth on Schedule 3.9, all Taxes required to be
                                     ------------
withheld on or prior to the Closing Date from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the Closing, have been deposited with the appropriate governmental agency.

          (g) Except as specified in Schedule 3.9, the Company is not a party to
                                     ------------
any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.

          (h) Any tax-sharing agreements or similar contracts or arrangements to which the Company is a party are set forth on Schedule 3.9. Any tax-sharing
                                              ------------
agreements or similar contracts or arrangements to which the Company is a party shall be terminated on or prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods subsequent to the Closing Date.

     3.10 Litigation.
          ----------

          Except as set forth on Schedule 3.10 attached hereto, there are no (i)
                                 -------------
actions, suits or proceedings at law or in equity, or arbitration proceedings in which service has been perfected on the Company or (ii) claims, demands or investigations pending against or involving the Company as a party thereto or, to the Company's knowledge, threatened against the Company which could give rise to any such action, suit, proceeding, claim, demand or investigation which would have a material adverse effect on the Company. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company.

     3.11 Owned Real Estate.
          -----------------

          The Company does not own any real estate.

     3.12 Leased Real Property.
          --------------------

          The Company is the lessee of the real estate described on Schedule
                                                                    --------
3.12 hereto (the "Leased Real Property"). A true and correct copy of each lease
----
pursuant to which the Company leases the Leased Real Property and any amendments, extensions or renewals thereof (the "Real Property Leases") has previously been delivered to Buyer. Each Real Property Lease is in full force and effect and there is no existing default or event of default by the Company or event which with notice or the lapse of time or both would constitute a default by the Company, except defaults which would not have a material adverse effect on the Company. Except as set forth on Schedule 3.12, the transactions
                                              -------------
contemplated by this Agreement will not cause a breach, default or event of default under any of the Real Property Leases. The Company now enjoys and on the Closing Date will enjoy quiet and undisturbed possession of the Leased Real Property.

     3.13 Owned and Leased Tangible Personal Property.
          -------------------------------------------

          (a) Except (i) as reflected in the Financial Statements, (ii) as set forth on Schedule 3.13(a) hereto, (iii) for liens for taxes not yet delinquent,
         ----------------
(iv) for mechanic's, materialmen's and similar liens which have arisen in the ordinary course of business, (v) purchase money security interests, or (vi) for other liens which are immaterial in amount or character individually and in the aggregate (the foregoing being collectively referred to as "Permitted Liens"), the Company has and will have on the Closing Date all right, title, and interest in, and good and valid title to, its owned tangible personal property, free and clear of any claim, lease, pledge, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction, lien or encumbrance of any kind or nature whatsoever.

          (b) Schedule 3.13(b) contains a complete and accurate list of all
              ----------------
material personal property leased by the Company. True and correct copies of all leases for material personal property and any amendments, extensions or renewal thereof have previously been delivered to Buyer by Seller. Each material lease relating to any tangible personal property is valid and binding against the Company, is in full force and effect, and is not in default by the Company as to the payment of rent.

     3.14 Condition of Tangible Personal Property.
          ---------------------------------------

          All of the items of tangible personal property owned or leased by the Company are suitable and sufficient for the present conduct of the Company's business.

     3.15 Contracts.
          ---------

          (a) Except as set forth on Schedule 3.15(a) attached hereto or such
                                     ----------------
matters as would not have a material adverse effect on the Company, (i) all contracts to which the Company is a party have been duly and validly executed by the Company, and to the Seller's knowledge, are in full force and effect as of the date hereof; (ii) there exists no breach or violation of or default by the Company under any contract, and to Seller's knowledge, no event has occurred or condition or state of facts exists which, after notice or the passage of time or both, would constitute a default by the Company under any such contract; (iii) there exists no actual, or to the knowledge of the Seller, threatened, cancellation, termination or limitation of, or any amendment, modification, or change to any contract; and (iv) neither the Company nor Seller has received formal notice that any customer identified a "Top 15 Customer" on Schedule
                                                                  --------
3.15(b), which customer has a renewable contract with the Company, will not
-------
renew such contract at the end of its existing term.

          (b) With the exception of purchase orders entered into in the ordinary course of business, set forth on Schedule 3.15(b) hereto is a list of the
                                 ----------------
following types of contracts to which the Company is a party or by which it or its properties or assets are bound: (i) contracts for the future purchase of, or payment for, supplies, products or services requiring the payment by the Company of more than $150,000 in any twelve-month period, (ii) contracts to sell or supply products or to perform services under which any Company is entitled to receive $150,000 or more in any twelve month period, (iii) notes, debentures, bonds, equipment trust agreements, letter of credit agreements, or other contracts for the borrowing or lending of money, (iv) agreements not terminable upon ninety (90) days' notice covering the employment of any present employee or consultant of the Company where the annual salary of such employee or consultant is $50,000 or more, (v) agreements which obligate the Company to act as a guarantor or surety, in an amount in excess of $25,000, (vi) noncompetition agreements under which the Company's business activities are materially restricted, and (vii) contracts not otherwise listed on Schedule 3.15 continuing
                                                        -------------
over a period of more than twelve (12) months from the Closing Date and involving the payment or receipt by the Company of an amount exceeding $150,000 (collectively, the "Material Contracts"). True, correct and complete copies of all written Material Contracts and a description of all oral Material Contracts have heretofore been delivered by Seller to Buyer. The lists of the Company's top revenue producing customers attached to Schedule 3.15(b) accurately reflect
                                            ----------------
the Company's top 30 customers based on revenue for 1995 and the Company's top 15 customers based on revenue for 1996 through June 30.

          (c) Except as disclosed in Schedule 3.15(c), neither Seller nor any
                                     ----------------
affiliate of Seller, including but not limited to Equifax, is presently a party to any agreement or arrangement with the Company relating to the Company's business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by, (ii) providing the rental of real or personal property or the licensing of any intellectual property or software from, or (iii) otherwise requiring payments to any such affiliate.

     3.16 Banking and Personnel Matters.
          -----------------------------

          Schedule 3.16 hereto contains a true, complete and correct list of:
          -------------
(i) the names of all banks and other financial institutions (with account numbers) in which the Company has an account or safe deposit box, and all brokerage firms and other entities and persons holding funds or investments of the Company; (ii) the names of all incumbent directors and officers of the Company; and (iii) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof.

     3.17 Labor and Employment Matters.
          ----------------------------

          (a) No liability (other than the accrued liability to be reflected on the Balance Sheet for contributions to said plans and for the accrued pro-rata match to the Equifax Inc. Employees 401(k) Retirement and Savings Plan) shall exist for the Company at or after the Closing with respect to any benefits, claims or liabilities of whatever nature resulting from any employee benefit plan, as said term is described in (S) 3(3) of the Employee Retirement Income Security Act of 1974, as amended, nor any other pension, deferred compensation, severance, termination pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, hospitalization, disability, life or other insurance plan, or other similar employee fringe benefit program or plan maintained or contributed to at any time prior to Closing by Seller, by the Company or by any other entity which, together with Seller or the Company, would be treated as a single employer under Code (S) 414, other than the Electronic Tabulating Service, Inc. 401(k) Plan.

          (b) Seller has provided Buyer with a true and correct copy of the Electronic Tabulating Service, Inc. 401(k) Plan, the Internal Revenue Service determination letter dated September 21, 1995, the Form 5500 C/R for said Plan for 1994, the most recent Summary Plan Description therefor and the Ohio National Life Insurance Company annuity contract (GA-6412), all of which are true, correct and complete. Furthermore, there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, inquiry or investigation pending or, to Seller's knowledge, threatened with respect to such Plan, its related trust, or any fiduciary, administrator or sponsor of such Plan.

          (c) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Seller's knowledge, the Company is experiencing no organizational effort by or on behalf of any labor union. Schedule 3.17 contains a true, complete and correct list of
                    -------------
all employees of the Company as of the date of this Agreement. Except as disclosed in Schedule 3.17, none of the Company's employees are shared with or
             -------------
perform duties for any employer other than the Company including any affiliates of the Company.

     3.18 Insurance.
          ---------

          Schedule 3.18 lists the insurance program currently made available to
          -------------
the Company and all surety and other bonds to which the Company is a party. Company will cease being insured under this insurance program as of the Closing Date.

     3.19 Environmental Matters.
          ---------------------

          (a) Except as disclosed on Schedule 3.19, (i) to Seller's knowledge,
                                     -------------
the Company has complied and is in compliance in all material respects with all Environmental Laws and each Environmental Permit (defined below); (ii) the Company has timely filed all material reports, obtained all approvals, licenses, consents, authorizations, and permits which are required under Environmental Laws in connection with the ownership, use, or lease of the Business, Leased Real Property, or tangible personal property ("Environmental Permits"), and
Schedule 3.19 contains a complete list and description of each such
-------------
Environmental Permit, and generated and maintained and filed with the appropriate jurisdictions all material data, documentation and records required under any applicable Environmental Laws and Environmental Permits; (iii) to the Seller's knowledge, there has not been any release or disposal at or in the vicinity of the Business or any other business operated by the Company or at the Leased Real Estate Property or in areas for which the Company would have responsibility under Environmental Laws or that could subject the Company to damages, costs, penalties or expenses, or recovery or remediation requirements under any Environmental Law; and (iv) neither the Seller nor the Company has received any written notice from any governmental agency or private or public entity advising it that it is or may be responsible, or potentially responsible, for a release, a threatened release or clean up of Hazardous Materials at the Leased Real Estate Property or produced by, or resulting from, its Business, operations, or processes; (v) neither the Company nor Seller has entered into or received or is in default under any consent decree, compliance order, administration order, judgment, writ, injunction or decree relating to Environmental Laws pursuant to which there are continuing obligations for the Company or Business; (vi) there are no actions, suits, claims, arbitration proceedings, or complaints pursuant to Environmental Law pending or, to Seller's knowledge, threatened by any governmental authority, municipality, community, citizen, or other entity against the Company; (viii) there are no above-ground or underground Hazardous Material storage tanks located on the Leased Real Property.

          (b) Except as disclosed on Schedule 3.19, to Seller's knowledge the
                                     -------------
Company has complied and is in compliance with all applicable laws relating to employee health and safety, including, but not limited to, OSHA (defined below), and neither the Company nor Seller has received any notice that past or present conditions of its Business or Leased Real Property or tangible personal property violate any applicable legal requirements or otherwise can be made the basis of any claim, citations, proceeding, or investigation, in each case based on violations of employee health and safety requirements.

          (c) As used in this Agreement the terms (i) "Environmental Laws" shall mean all federal, state, foreign or local statutes, ordinances, regulations, guidance, policies, ordinances, licenses, authorizations, restrictions, orders, and requirements of law pertaining to environmental discharges, releases, emissions or spills or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental processes or condition, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, the Noise Control Act. As used in Section 3.19(a) of this Agreement and the definition of Environmental Liability below and in Article 14 of this Agreement, Environmental Laws shall mean any of such Environmental Laws as the same exist now or at the Closing Date, (ii) "Hazardous Materials" shall mean (a) hazardous wastes, hazardous substances, hazardous materials, hazardous constituents, hazardous contents, pollutants, contaminants, toxic substances or related substances, whether solids, liquids or gases, regulated by, or otherwise subject to, any Environmental Laws; (b) petroleum, refined petroleum products and any such substances in their virgin, used or waste state; and (c) any substance presently listed in Subpart Z of the regulations promulgated under the Occupational Safety and Health Act, as amended ("OSHA"), and (iii) "Environmental Liability" shall mean any liability of the Company for, or any amounts paid by the Company for, investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based upon or resulting from (a) the presence, handling, generation, treatment, storage, disposal, release or threatened release at any time prior to the Closing Date into the environment of any Hazardous Materials at any location, including the Leased Real Property, or (b) circumstances arising or occurring at any time prior to the Closing Date and forming the basis of any violation, or alleged violation, of any state or federal law relating to Environmental Law.

     3.20 Intellectual Property Matters, Software.
          ---------------------------------------

          (a) Except for Permitted Liens and as set forth in Schedule 3.20, the
                                                             -------------
Company has all right, title and interest, free and clear of all liens, charges, encumbrances, restrictions, royalties or any claims of ownership by third parties whatsoever, or has adequate licenses or other valid rights to use all intellectual property assets used by the Company including, without limitation, all patents, patents pending and applications for patents, registered and unregistered trademarks and service marks and applications for registration of such marks, trade names, registered and unregistered copyrights and applications for copyright registration, mask works and applications for mask work registration, all trade secrets, know-how, and all rights under any leases, licenses, franchises, permits, authorizations, agreements and arrangements with respect to such intellectual property assets (hereinafter all of the foregoing are collectively referred to as "Intellectual Property Assets," whether owned by the Company or owned by others and used by the Company).

          (b) True, correct and complete copies of all material licenses, franchises, registrations, permits, authorizations, agreements and arrangements with respect to the Intellectual Property Assets, other than those with end-user and payor customers of the Company entered into in the ordinary course of business, have heretofore been delivered to the Buyer and are listed in Schedule
                                                                        --------
3.20. Seller will make available to Buyer at Closing copies of all existing user
----
and technical documentation and source code with respect to the Company's software (including, without limitation, StatLink, INFOSTAT, MACH and the SFS software interface platform, (the "Software")).

          (c) All of the issued patents and registered trademarks and registered service marks shown in Schedule 3.20 are subsisting and have been adequately
                       -------------
maintained, including maintenance payments therefor and renewals or extensions thereof, except as expressly disclosed in Schedule 3.20. No holding, decision,
                                          -------------
or judgment in a matter involving any of such issued patents and registered trademarks or service marks has been rendered by any governmental or judicial authority which cancels or question the validity of any of such issued patents or registered trademarks or service marks.

          (d) Excluding matters set forth in Schedule 3.20, there exist no
                                             -------------
pending, or to the knowledge of the Seller, threatened litigation, action, lawsuits, claims or assessments, including, without limitation, the filing or threatened filing, whether voluntary or involuntary, of insolvency or bankruptcy proceedings or forfeiture proceedings, claims of infringement, misappropriation or invalidity, or other claims adverse to the ownership rights of the Company with respect to the Intellectual Property Assets. Except as set forth on
Schedule 3.20, to Seller's knowledge, the conduct of the Business does not
-------------
infringe any intellectual property of any other person.

          (e) The Software is all of the computer software used by the Company in the conduct of the Business.

          (f) The Company has kept secret and not disclosed the source code for the Software to any person or entity other than certain employees of the Company who are subject to the terms of a binding confidentiality agreement with respect thereto. The Company has, in all material respects, taken measures customary to protect the confidential and proprietary nature of the Software including, as appropriate, the use of confidentiality agreements with its employees having access to the Software source and object code.

     3.21 Compliance with Laws.
          --------------------

          Except as disclosed in Schedule 3.21 of this Agreement, to the
                                 -------------
knowledge of the Seller, the Company has complied with all laws, statutes, rules and regulations of federal, state, local and foreign governments and governmental agencies applicable to it and its business, assets and properties, except where the failure to so comply would not have a material adverse effect on the Company.

     3.22 Consents and Approvals.
          ----------------------

          Except as set forth on Schedule 3.22 hereto and except for the filings
                                 -------------
under the Hart-Scott-Rodino Act, there are no government authorizations, consents, approvals, permits, licenses, filings, registrations or notices required to be obtained or given by the Company or Seller or waiting periods required to expire in order that this Agreement and the transactions provided for herein may be consummated by Seller.

     3.23 Absence of Changes.
          ------------------

          Except as described on Schedule 3.23, since June 30, 1996, there has
                                 -------------
not been any transaction or occurrence in which the Company has: (a) issued or delivered any stock or other securities or granted any options or rights to purchase any securities; (b) borrowed or loaned any amount, except in the ordinary course of business; (c) declared or made any payment or distribution to Seller or purchased or redeemed any shares of its capital stock or other securities; (d) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable and other liens incurred in the ordinary course of business; (e) sold, assigned or transferred any of its material assets, except for sales in the ordinary course of business, or entered into any discussions or negotiations for the sale, assignment or transfer of any such assets, or suffered any loss, condemnation, taking, partial taking, damage or destruction of any material assets of the Company; (f) except in the ordinary course of business, sold, assigned, transferred, licensed or sublicensed any patents, trademarks, trade names, copyrights, or other intellectual property owned or licensed by the Company; (g) suffered any material adverse change in its business or financial position; (h) made any material change in its accounting policies or practices;
(i) entered into any employment contract or modified the terms of any such existing contract, other than in the ordinary course of business, granted, made or accrued any bonus, incentive compensation, service award or other like benefit, contingently or otherwise, for or to the credit of any of the officers, agents, employees of the Company, except for bonuses, compensation, awards and the like in the ordinary course of business consistent with past practice, or made or agreed to make any welfare, pension, retirement, profit-sharing or similar payment or arrangement for any of the officers, agents or employees of the Company, except pursuant to its existing employee benefit plans and arrangements; (j) compromised, cancelled, waived or released any claim other than in the ordinary course of business; (k) amended or authorized an amendment to any of the Company's Organizational Documents; (l) issued any note, bond or other debt security or incurred, assumed, or guaranteed any indebtedness for the borrowing of money or capitalized lease obligations; (m) made any material capital expenditure outside the ordinary course of business; (n) entered into any material agreement to do any of the foregoing; or (o) failed to use reasonable efforts to operate the business of the Company in the ordinary course so as to preserve the business intact, to keep available to the Company the services of the employees, and to preserve for the Company the goodwill of the Company's suppliers, customers and others having business relations with it.

     3.24 Completeness of Disclosure.
          --------------------------

          To Seller's knowledge, no representation or warranty made by the Company in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make, in light of the circumstances under which they were made, any statement herein or therein not misleading. This representation shall be independent of any other representation made herein and shall not serve as a limitation of any other representation or warranty contained herein.

     3.25 Severance Arrangements.
          ----------------------

          Except as disclosed on Schedule 3.25, the Company has not entered into
                                 -------------
any severance or similar arrangement with respect to any present or former officer, agent or employee of the Company that will result in any obligation (absolute or contingent) of Buyer or the Company, following the Closing, to make any payment to any present or former officer, agent or employee following termination of employment other than payment or obligations rising as a matter of law pursuant to any federal, state or local statute or regulation.

                  4.  REPRESENTATIONS AND WARRANTIES OF BUYER
                      ---------------------------------------

     Buyer represents and warrants to Seller and covenants and agrees with Seller as follows:

     4.1  Organization and Qualification.
          ------------------------------

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as presently conducted.

     4.2  Authorization; Valid and Binding Obligation.
          -------------------------------------------

          Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

     4.3  Litigation.
          ----------

          There are no actions, proceedings, suits or investigations pending or, to the knowledge of Buyer, threatened against Buyer which, if resolved unfavorably, would prohibit the consummation of the transactions contemplated by this Agreement.

     4.4  Investment.
          ----------

          (a) Buyer acknowledges that no registration statement relating to the Shares has been or shall be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, or the securities laws of any states.

          (b) The Shares will be acquired solely by and for the account of Buyer for investment purposes only and are not being purchased for resale or distribution; Buyer has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge the Shares to such person or anyone else and Buyer has no present plans or intentions to enter into any such contract, undertaking or arrangement.

     4.5  Financing.
          ---------

          Buyer will have the funds necessary (a) to pay at the Closing the Purchase Price and all other amounts necessary to consummate the transactions contemplated hereby, and (b) to provide sufficient working capital to operate the business of the Company from and after the Closing Date.

     4.6  Absence of Conflict or Breach.
          -----------------------------

          The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer, or of any law, statute, rule or regulation of any governmental authority, or conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or arbitration tribunal or governmental authority to which Buyer is subject, or of any provision of any agreement or understanding or arrangement to which Buyer is a party or by which it is bound, or constitute a material default thereunder, or given to others any interest or rights, including any rights of acceleration, termination or cancellation, in or with respect to the business or arrangements to which it is a party or by which it is bound.

     4.7  Consents and Approvals.
          ----------------------

          Except as required pursuant to the Hart-Scott-Rodino Act, there are no authorizations, consents, approvals or notices required to be obtained or given by Buyer or waiting periods required to expire, in order that this Agreement and the transactions provided for herein may be consummated by Buyer.


        5.  AFFIRMATIVE COVENANTS AND UNDERTAKINGS OF SELLER AND BUYER
            ----------------------------------------------------------

     From and after the date of this Agreement to and including the Closing Date (and with respect to Sections 5.8(b), 5.9 and 5.10, following the Closing Date) Seller and Buyer covenant and agree to comply with their respective covenants set forth in this Article 5, except as compliance may be waived in writing in a particular instance by the other party:

     5.1  Satisfaction of Conditions.
          --------------------------

          Seller agrees to cooperate with Buyer and Buyer's counsel, accountants and representatives in connection with any steps reasonably required to be taken by Seller as a part of its obligations under this Agreement. Seller shall use its reasonable efforts to cause the conditions precedent to the obligations of Buyer under this Agreement to be satisfied as promptly as possible, and will not knowingly or intentionally undertake a course of action which would make any of its representations, warranties, agreements or covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations under this Agreement unable to be satisfied prior to the Closing.

     5.2  Preservation of Business.
          ------------------------

          Seller shall cause the Company to (a) preserve its current business organization, (b) use its reasonable efforts to keep available the services of its present employees, consultants and agents and (c) use its reasonable efforts to maintain its present business relationships with suppliers, customers, brokers, sales representatives and such other persons of firms having business relationships on the date hereof with the Company.

     5.3  Conduct of Business.
          -------------------

          Seller shall cause the Company to operate the Business in the ordinary course consistent with past practice.

     5.4  Books and Records.
          -----------------

          Seller shall cause the Company to maintain its books, records and accounts in its customary and usual manner, and shall refrain from introducing methods of accounting inconsistent with those used in prior periods.

     5.5  Insurance.
          ---------

          Seller shall cause the Company to maintain in full force and effect all policies of insurance in effect on the date of this Agreement.

     5.6  Tax Returns.
          -----------

          Seller shall cause the Company to prepare and timely and properly file all federal, state, local, foreign and other Tax returns and reports and amendments thereto required to be filed and pay all Taxes required to be paid for periods ending with the Closing Date.

     5.7  Other Transactions.
          ------------------

          Through the Termination Date (as defined in Article 10 hereof), Seller and Equifax shall deal exclusively and in good faith with Buyer with regard to the transactions contemplated hereby and will not, and will direct the Company and its officers, directors, financial advisors, accountants, agents, and counsel not to: (i) solicit submission of proposals or offers from any person other than Buyer relating to any acquisition of the Company or all or any material part of its stock or assets, or any merger, consolidation or business combination with the Company that would have the effect of preventing the consummation of the transactions contemplated by this Agreement (an "Acquisition Proposal"), (ii) participate in any negotiations regarding, or furnish, in connection with an Acquisition Proposal, any information to any other person regarding the Company other than Buyer and its representatives or otherwise cooperate in any way or assist, facilitate or encourage any Acquisition Proposal by any person other than Buyer, or (iii) enter into any agreement or understanding, whether oral or in writing, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement.

     5.8  Consents.
          --------

          (a) Seller shall use reasonable efforts (without the payment of money therefor) to obtain, prior to the Closing, all consents and estoppels necessary or appropriate for the consummation of the transactions contemplated hereby and listed on Schedule 5.8 hereto. Buyer shall use reasonable efforts (without the
          ------------
payment of money therefor) to obtain, prior to the Closing, all consents and estoppels necessary or appropriate for the consummation of the transactions contemplated hereby. Equifax and Buyer shall each make appropriate filings as soon as practicable under the Hart-Scott-Rodino Act with respect to the transactions contemplated hereby.

          (b) Notwithstanding the provisions of Section 6.6 hereof, in the event Seller does not obtain the consent of Cigna Health Corporation or Pilgrim Health Care Inc. to the transactions contemplated by this Agreement, Seller will indemnify Buyer for the failure to obtain such consent in an amount equal to sixty percent (60%) of anticipated revenue for the remainder of the term of such agreement(s) during which the Company is not actually providing services to such parties, which amount shall be determined based upon the annualized revenue for 1996 through June 30, 1996, and Buyer shall be deemed to waive the consent of such party as a condition to close under Section 6.6 hereof.

     5.9  Data License.
          ------------

          Buyer and Seller agree that after the date hereof they shall negotiate diligently and in good faith in accordance with Exhibit A with respect to the
                                                ---------
matters described therein.

     5.10 Change in Name.
          --------------

          As soon as practicable following the Closing Date, Buyer shall take all necessary steps to change the name of the Company to another name which does not contain, and which bears no similarity to, "Equifax," including but not limited to filing Articles of Amendment with the Secretary of State of Georgia in accordance with Section 14-2-1006 of the Georgia Business Corporation Code and publishing a Notice of Name Change in accordance with Section 14-2-1006.1 of the Georgia Business Corporation Code.

     5.11 Prohibited Transactions.
          -----------------------

          Except as contemplated by this Agreement, the Company shall not, without the prior written consent of Buyer:

          (a) pay or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to capital stock or other equity securities of the Company;

          (b)  make any change to its Organizational Documents;

          (c) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

          (d) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

          (e) enter into or terminate any material contract or agreement, or make any material change in any of its leases and contracts, other than in the ordinary course of business and consistent with past practice; or

          (f) agree to or make any commitment to take any action prohibited by this Section 5.10.


             6.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
                 ------------------------------------------------

     The obligations of Buyer hereunder shall be subject to the following conditions, any or all of which may be waived in writing by Buyer:

     6.1  Accuracy of Representations and Warranties.
          ------------------------------------------

          Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, and Seller shall have performed and complied in all material respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by Seller on or prior to the Closing Date.

     6.2  No Material Adverse Change.
          --------------------------

          Since the date hereof, there shall have been no material adverse change in the Business of the Company or event or circumstance which would reasonably be expected to result in a material adverse change in the Business of the Company, except in each case matters relating to economic conditions of the Company's industry as a whole.

     6.3  Certificates.
          ------------

          An executive officer of Seller shall have executed and delivered to Buyer on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to Buyer and its legal counsel, to the effect that each of the provisions of Section 6.1 and 6.2 of this Article 6 is true and correct as of the Closing Date, and such other certificates as Buyer may reasonably request.

     6.4  No Litigation or Injunction.
          ---------------------------

          No action, proceeding or investigation shall have been instituted or, to Seller's knowledge, threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby.

     6.5  Opinion of Counsel.
          ------------------

          Seller shall have furnished to Buyer, on the Closing Date, an opinion of its counsel substantially in the form of Exhibit B hereto.
                                            ---------

     6.6  Governmental Authority; Consents.
          --------------------------------

          The parties shall have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Act and the rules promulgated thereunder, and the waiting period required to expire under such Act and rules, including any extension thereof, shall have expired or early termination thereof shall have been granted. Subject to the provisions of Section 5.8(b), Seller shall have obtained all necessary consents to the transactions contemplated by this Agreement with respect to the contracts listed on Schedule 6.6.
          ------------

     6.7  Noncompetition Agreement.
          ------------------------

          Seller and Equifax shall have entered into a Noncompetition Agreement in the form attached hereto as Exhibit C.
                               ---------

     6.8  No Termination of PCN Agreement.
          -------------------------------

          The Agreement Regarding Change of Control and Other Matters dated the date hereof by and among the Company, Equifax, Buyer and Physician Computer Network, Inc. (the "PCN Agreement") shall not have been revoked, terminated, or otherwise become no longer effective.

                  7.  CONDITIONS TO THE OBLIGATIONS OF SELLER
                      ---------------------------------------

     The obligations of Seller shall be subject to the following conditions, any or all of which may be waived in writing by Seller:

     7.1  Accuracy of Representations and Warranties.
          ------------------------------------------

          Each of the representations and warranties of Buyer set forth in
Article 4 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, and Buyer shall have performed and complied in all material respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by Buyer on or prior to the Closing Date.

     7.2  Officer's Certificate.
          ---------------------

          An executive officer of Buyer shall have executed and delivered to Seller on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to Seller and its legal counsel, to the effect that the provisions of Section 7.1 hereof are true and correct as of the Closing Date.

     7.3  No Litigation or Injunction.
          ---------------------------

          No action, proceeding or investigation shall have been instituted or, to Buyer's knowledge, threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby.

     7.4  Opinion of Counsel.
          ------------------

          Buyer shall have furnished to Seller, on the Closing Date, an opinion of its counsel, substantially in the form of Exhibit D hereto.
                                             ---------

     7.5  Governmental Authority; Consents.
          --------------------------------

          The parties shall have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Act and the rules promulgated thereunder, and the waiting period required to expire under such Act and rules, including any extension thereof, shall have expired or early termination thereof shall have been granted.

     7.6  No Termination of PCN Agreement.
          -------------------------------

          The PCN Agreement shall not have been revoked, terminated, or otherwise become no longer effective.


                             8.  MUTUAL COVENANTS
                                 ----------------

     8.1  Access to and Use of Information.
          --------------------------------

          From the date hereof to the Closing Date, Buyer and its officers, directors, agents, lenders, employees and representatives shall have the right at any time during normal business hours (in a manner that does not unreasonably interfere with the Company's business operations) with reasonable advance notice and (at Seller's option) in the presence of Seller or their representatives, to visit and inspect the Company's offices, plants and properties and to examine and make excerpts from their books, contracts, accounts and records, and to request and receive from the Company information concerning their business, operations and financial condition. Should the transactions contemplated hereby not be consummated for any reason, all information received from the Company and/or Seller (and all copies thereof) shall be immediately returned to Seller. All such information shall be held in confidence by Buyer and Buyer shall not use any of such information itself nor disclose any such information to others without Seller's written consent unless (i) the information in question is, or becomes, public knowledge without fault of Buyer, or (ii) was known to Buyer at the time obtained from any Company and/or Seller, or (iii) is rightfully obtained from a third party with no restriction on disclosure.

     8.2  Section 338(h)(10) Election; Allocation of Purchase Price.
          ----------------------------------------------------------

          Seller and Buyer hereby acknowledge and agree to make an election pursuant to Section 338(h)(10) of the Code in connection with the transactions contemplated by this Agreement and to take any and all actions required to properly effect such election, including filing any applicable forms and/or statements with theInternal Revenue Service, and Seller agrees not to take any action before or after the Closing inconsistent with or intended to affect such election. If Seller is not the common parent of the affiliated group of corporations that join in the filing of a consolidated federal income tax return (as defined in Code Section 1501 and the regulations thereunder), then Seller shall cause the common parent of the affiliated group in which Seller and the Company join in the filing of a consolidated federal income tax return to acknowledge, agree, and consent to the making of an election under Section 338(h)(10) of the Code, and to take any and all actions required to properly effect such election, including filing any applicable forms and/or statements with the IRS. Seller agrees that pursuant to Section 338(h)(10) of the Code, Seller shall not recognize gain or loss for federal income tax purposes (and, where applicable, for state income tax purposes) with respect to the sale of the stock of the Company contemplated by this Agreement. Instead, the Company shall recognize gain or loss as if it had sold all of its assets to Buyer in a single transaction as of the Closing Date. Such gain or loss shall be reported by the Company on its federal income tax return for the year which ends as of the Closing Date and which is included in the consolidated federal income tax return of the Seller or of the affiliated group in which the Seller is so included. The Seller shall be liable for and shall pay all Taxes in connection with such election under Section 338(h)(10) of the Code and as provided in the consolidated return regulations then in effect. In connection with the election under Section 338(h)(10) of the Code, Buyer, Seller and the Company shall allocate the Purchase Price among the assets of the Company based on the relative fair market value of the Company's assets and in accordance with
Section 338(b)(5) of the Code and the Treasury Regulations promulgated pursuant thereto. Such allocation shall be reasonably agreed to between Seller and Buyer within ninety (90) days following the Closing.

     8.3  Further Mutual Covenants.
          ------------------------

          Buyer and Seller shall refrain from taking any action which would render any representations or warranties contained in Articles 3 or 4 of this Agreement inaccurate as of the Closing Date and shall promptly notify the other party upon the happening of any event or taking of any action which renders any such representation or warranty inaccurate. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or, to the knowledge of such party, threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.


                                 9.  EXPENSES
                                     --------

     Seller shall pay all fees and expenses incurred by it or the Company or their respective counsel and accountants in connection with the transactions provided for hereunder, including the fees and expenses of Alex. Brown & Sons Incorporated. Buyer shall pay all expenses incurred by it in connection with the transactions provided for hereunder, including the fees and expenses of its counsel, accountants and Lazard Freres, and Buyer shall pay the filing fees under the Hart-Scott-Rodino Act.


                               10.  TERMINATION
                                    -----------

     This Agreement may be terminated and the transactions contemplated hereby abandoned prior to Closing:

          (i)  by the mutual consent of Seller and Buyer;

          (ii) by Buyer without liability if any condition in Article 6 becomes impossible of performance or has not been satisfied in full or previously waived by Buyer in writing at or prior to October 31, 1996 (the "Termination Date"); provided, however, that in the event that approval is not obtained under the Hart-Scott-Rodino

               Act by such date, the Termination Date shall be November 30, 1996; or

        (iii) by Seller without liability if any condition in Article 7 becomes impossible of performance or has not been satisfied in full or previously waived by Seller in writing at or prior to the Termination Date.

If this Agreement is terminated pursuant to clause (i) of this Article 10, all obligations of the parties hereunder shall terminate without any further liability or obligation of either party to the other, except that Section 8.1 (excluding the first sentence thereof) and Articles 9, 11 and 12 of this Agreement shall survive and continue in full force and effect notwithstanding such termination. Termination of this Agreement pursuant to clauses (ii) and
(iii) of this Article 10 shall not relieve a defaulting party of further liability or obligation pursuant to this Agreement.


                       11.  ABSENCE OF BROKER OR FINDER
                            ---------------------------

     Seller represents and warrants to Buyer that no person is acting or has acted for them as broker or finder in connection with the transactions provided for by this Agreement other than Alex. Brown & Sons Incorporated, whose fees and expenses shall be paid pursuant to Article 9 hereof. Buyer represents and warrants to Seller that no person is acting or has acted for it as broker or finder in connection herewith except Lazard Freres, whose fees and expenses shall be paid pursuant to Article 9 hereof.


                              12.  NEWS RELEASES
                                   -------------

     No notices to third parties or any publicity, including press releases, concerning any of the transactions provided for herein shall be made unless planned and coordinated jointly between Buyer and Seller, provided that this provision shall not restrict Seller or Buyer from making any press release or public announcement which it reasonably believes is required by law.


                                 13.  NOTICES
                                      -------

     Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice, or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee, or (v) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

     Notice to Buyer shall be sufficient if given to:

               National Data Corporation
               One National Data Plaza
               Atlanta, Georgia 30329
               Attn:Robert A. Yellowlees

          with copies to:

               National Data Corporation
               One National Data Plaza
               Atlanta, Georgia 30329
               Attn:E. Michael Ingram, Esq.

               Alston & Bird
               1201 W. Peachtree Street, N.W.
               Atlanta, Georgia 30309-3424
               Attn:Joel J. Hughey, Esq.

     Notice to Seller shall be sufficient if given to:

               Mr. D. J. Kohl
               Equifax Healthcare Information Services, Inc.
               1854 Shackleford Court
               Suite 200
               Norcross, Georgia  30093

          with copies to:

               William B. Fokes, Esq.
               Equifax Healthcare Information Services, Inc.
               1854 Shackleford Court
               Suite 200
               Norcross, Georgia  30093
          and:

               Thomas R. McNeill, Esq.
               Powell, Goldstein, Frazer & Murphy
               191 Peachtree Street, N.E.
               Sixteenth Floor
               Atlanta, Georgia  30303


              14.  INDEMNIFICATION AND SURVIVAL OF REPRESENTATION
                   ----------------------------------------------
                                AND WARRANTIES
                                --------------

     14.1 Indemnity by Seller.
          -------------------

          Subject to the limitations set forth herein, Seller shall indemnify Buyer, the Company and their respective affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns against any and all claims, losses, liabilities, damages, penalties and expenses (including reasonable attorney's fees and costs of suit) which may be asserted against, incurred or required to be paid by Buyer, the Company or their respective affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns by reason or on account of (i) any Transactional Representation or Operational Representation made by Seller herein being untrue or incorrect; (ii) any failure by Seller to observe or perform its covenants and agreements set forth herein; (iii) any matter that is required to be described on Schedule 3.10 hereto; (iv) any liability or obligation incurred
                -------------
by or arising from the operation of the Company prior to the Closing Date, whether known or unknown, liquidated or contingent, which is not (A) adequately reserved against in the Balance Sheet or (B) disclosed as a liability or obligation in a Schedule hereto; or (v) Environmental Liability.

     14.2 Indemnity by Buyer.
          -------------------

          Buyer shall indemnify Seller and its affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns against any and all claims, losses, liabilities, damages, penalties and expenses (including reasonable attorney's fees and costs of suit) which may be asserted against, incurred or required to be paid by Seller or its affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns by reason or on account of (i) any representation or warranty made by Buyer herein being untrue or incorrect; (ii) any failure by Buyer to observe or perform its covenants and agreements herein; or (iii) any obligation or liability to the extent it arises from the operation of the Company after the Closing.

     14.3 Limitation of Indemnification Liability of Seller.
          -------------------------------------------------

          (a) Except as otherwise provided in Article 17, Seller shall have no liability for indemnification with respect to any claim resulting from a breach of its representations and warranties set forth in this Agreement unless Seller has been notified of the claim, in the manner provided under Article 13 hereof, within the survival period specified in Section 14.5 hereof.

          (b) Notwithstanding anything to the contrary set forth in this Agreement, Seller shall not be liable hereunder to an indemnified party except to the extent that the losses, liabilities or damages incurred by all indemnified parties shall exceed, in the aggregate, $250,000, in which event Seller shall be liable only for such amounts in excess thereof, provided, however, that each individual claim of $7,500 or less shall not be indemnifiable, and shall not be includable in determining whether the $250,000 threshold has been reached, and provided further that the limitations in this paragraph (b) shall not apply to the indemnity set forth in Sections 14.1(iii), 14.8(b) or 17.4 or to breaches of the representations, warranties, covenants and agreements contained in Sections 2.4, 3.4, 5.7, 5.8(b), 5.10 and 9 hereof.

          (c) Except as provided in Section 14.8 or Section 17.4, Seller's indemnification obligations for breaches of representations, warranties or covenants contained in this Agreement, excluding breaches of the representations and warranties in Sections 3.4, shall be limited to $15,000,000 and Seller's indemnification obligations for breaches of representations and warranties contained in Section 3.4 shall be limited to the Purchase Price.

          (d) Notwithstanding the foregoing or the provisions of Section 14.8(b), Seller shall have no liability with respect to any claims, expenses, costs incurred of whatever nature or other liability with respect to (i) the existence, continuation, maintenance, tax status or funding medium of the Electronic Tabulating Services, Inc. 401(k) Plan, provided that the representations contained in Section 3.17(b) are not breached, or (ii) any adverse effect on any of Buyer's tax-qualified employee benefit plans of a transfer or transfers of assets by rollover of accounts from the Equifax Inc. U.S. Retirement Income Plan or the Equifax Inc. Employees 401(k) Retirement and Savings Plan, or of a transfer or transfers by rollover of accounts or by merger of the Electronic Tabulating Service, Inc. 401(k) Plan to or into any of Buyer's said plans.

     14.4 Limitation of Indemnification Liability of Buyer.
          ------------------------------------------------

          (a) Buyer shall have no liability for indemnification with respect to any claim resulting from a breach of its representations and warranties set forth in this Agreement unless Buyer has been notified of the claim, in the manner provided under Article 13 hereof, within the survival period specified in
Section 14.5 hereof.

          (b) Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be liable hereunder to an indemnified party except to the extent that the losses, liabilities or damages incurred by any indemnified parties shall exceed, in the aggregate, $250,000, in which event Buyer shall be liable only for such amounts in excess thereof, provided, however that each individual claim of $7,500 or less shall not be indemnifiable and shall not be includable in determining whether the $250,000 threshold has been reached.

          (c) Buyer's indemnification obligations for breaches of representations, warranties or covenants contained in this Agreement, other than payment of the Purchase Price, shall be limited to $15,000,000.

     14.5 Survival.
          --------

          All Operational Representations contained in or made pursuant to this Agreement or in any agreement, certificate, document or statement delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in Section 3.9 relating to tax matters and in Section 3.17 relating to employee benefit matters shall survive the Closing for the applicable statute of limitations plus ninety (90) days. All Transactional Representations and all other representations, warranties and covenants of Seller shall survive for the applicable statute of limitations. Buyer's representations, warranties and covenants contained in or made pursuant to this Agreement or in any agreement, certificate, document or statement delivered pursuant hereto shall survive the Closing for the applicable statute of limitations.

     14.6 Sole and Exclusive Remedy.
          -------------------------

          The parties acknowledge and agree that the indemnification provided under this Article 14 and in Article 17 shall be the sole and exclusive remedy of the parties with respect to the breach of any representation, warranty or covenant contained herein except for equitable remedies available with respect to Section 5.7 of this Agreement and the Noncompetition Agreement referenced in
Section 6.7 hereof.

     14.7 Indemnification Procedures.
          ---------------------------

          Any party making a claim for indemnification under this Article 14 (the "Indemnitee") and except as otherwise provided in Article 17 shall notify the indemnifying party (the "Indemnitor") of the claim in writing promptly after discovering the claim or receiving written notice of a claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof, provided that the failure to promptly give notification shall not constitute a defense to a claim except to the extent the Indemnitor can show that it was materially prejudiced by the delay in notification. The obligations and liabilities of the Indemnitor with respect to claims resulting from the assertion of liability by any third party shall be subject to the following terms and conditions:

          (a) In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity provisions contained herein, the action, suit or proceeding shall be defended (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) by the Indemnitor at its expense. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (i) the Indemnitor has failed or refused to perform its obligations under the preceding sentence or (ii) the Indemnitor's defense would result in a conflict of interest under which it would not be appropriate for counsel for the Indemnitor to represent the Indemnitee, or (iii) unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding. In any such case only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the Indemnitor. The Indemnitee shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The Indemnitee shall make reasonably available to the Indemnitor and its attorneys and accountants all books and records of the Indemnitee relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          (b) The Indemnitee shall not make any settlement of any claims without the written consent of the Indemnitor. The Indemnitor shall have the right at its own expense to settle any claim on such terms and conditions as the Indemnitor may deem acceptable, provided that the settlement does not impose any legal obligations upon and includes a full release of the Indemnitee and the Company.

          (c) Should the Seller notify Buyer that any claim in respect of which the Seller is the Indemnitor is covered in whole or in part by a policy of insurance which was in effect on or prior to the Closing Date, Buyer shall cause the Company to reasonably cooperate with Seller (including, without limitation, by the filing and pursuit of lawful claims upon insurers) at Seller's expense. If in respect of any claim the Buyer or the Company shall have any right of recourse to a third party, the Seller shall be subrogated to all such rights.

     14.8 Special Indemnification.
          -----------------------

          (a) Notwithstanding anything to the contrary contained herein, Seller shall indemnify Buyer for any liabilities or claims brought against the Company by InterMed Healthcare Systems Inc. ("InterMed") for acts or omissions occurring prior to the Closing Date. All payment obligations under the License Agreement dated August 15, 1996 between the Company and InterMed shall remain the responsibility of Seller.

          (b) Notwithstanding anything to the contrary contained herein, Seller shall indemnify Buyer for any liabilities or claims of or against Buyer or the Company as a consequence of any breach of representation contained in Section

3.17(a). The indemnification obligation hereunder shall not be subject to the limitations of Section 14.3(b) and (c) herein; Section 14.3(d) hereof remains in full force and effect, however.


                      15.  FURTHER ASSURANCES
                           ------------------

     Each party shall, upon request of any of the other parties hereto, at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may reasonably be necessary or appropriate to carry out the provisions and intent of this Agreement.

                      16.  DISPUTE RESOLUTION
                           ------------------

          (a) Except as otherwise provided in Article 17 and in the Noncompetition Agreement, Buyer and Seller will attempt to resolve among themselves all disagreements arising under this Agreement within thirty (30) days. If not resolved within thirty (30) days, any disagreements shall be decided by arbitration. The arbitrator shall base his decision upon the laws of the State of Georgia. The arbitration shall be conducted before a retired judge selected from the panel of the Judicial Arbitration and Mediation Service ("JAMS") and shall be held at the office of JAMS located in Atlanta. This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other parties to this Agreement and with JAMS. The parties shall select the identity of the arbitrator by mutual agreement, but if they cannot agree within ten (10) days of the service of a notice to arbitrate hereunder, JAMS shall appoint the arbitrator from its panel. The demand for arbitration shall in no event be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable contractual, or other, statute of limitations. The parties hereto elect to provide for pre-arbitration discovery pursuant to the provisions of the Federal Rules of Civil Procedure. The provisions of the Federal Rules of Civil Procedure are hereby incorporated into and made a part of this Agreement.

          (b) Unless modified by the arbitrator in his discretion, the arbitration shall proceed upon the following schedule: (i) within ten (10) days from the service of the notice of the demand for arbitration, the parties shall select the arbitrator, (ii) within ten (10) days after selection of the arbitrator, the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration procedural matters decided;
(iii) all discovery shall be completed within 20 days following the pre-arbitration conference; (iv) all pre-arbitration motions shall be filed and briefed so they may be heard no later than fifteen (15) days following the discovery cut-off; (v) the arbitration shall be scheduled to commence no later than ten (10) days after the decision of all pre-arbitration motions but in any event no later than three months following the service of the demand for arbitration; and (vi) the arbitrator shall agree to hear the claim on successive days and shall render his written decision within fifteen (15) days following the submission of the matter.

          (c) Any monetary award of an arbitrator shall include interest at the rate of ten percent (10%) per annum, which interest shall accrue from and after the thirtieth (30th) day after the initial claim is made until the date the award is paid to the prevailing party. The award rendered by the arbitrator shall be final and binding upon the parties and judgment may be entered in accordance with applicable law in any court having jurisdiction thereof. The losing party shall bear the fees of its and the prevailing party's attorneys, expenses of witnesses and all other expenses connected with the presentation of the case. The cost of arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved, shall be borne by the losing party, unless the arbitrator otherwise directs.

          (d) Notwithstanding the foregoing provisions regarding arbitration and in no way limiting the requirement that disagreements be resolved solely pursuant thereto, each of the parties hereto hereby irrevocably consents and submits to the exclusive personal jurisdiction of the courts of the State of Georgia and the United States District Court for the Northern District of Georgia over any suit, action or other proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims with respect to such suit, action or other proceeding may be heard and determined in either such court. Each party retains the right to seek judicial assistance: (i) to compel arbitration; and (ii) to enforce any decision of the arbitrators, including the final award.


                               17.  TAX MATTERS
                                    -----------

     17.1 Allocation of Tax Liability.
          ---------------------------

          (a) Subject to the limitation in Section 14.3(b), Seller shall indemnify and hold the Company harmless from (i) any liability of the Company for Taxes related or allocable to a period ending on or before the Closing Date (including any Taxes related to the election described in Section 8.2) and (ii) any liability of Seller or any member of its affiliated group other than the Company whenever arising. Buyer shall indemnify and hold Seller harmless from and against any liability for Taxes of the Company (i) accrued on the Balance Sheet or (ii) related to any period following the Closing Date.

          (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, other transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the taxable year ended on the Closing Date, and
(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of such period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of clause (i) above, any exemption deduction, credit or other item that is calculated on an annual basis shall be allocated to the period beginning before the Closing Date and, pursuant to clause (i) treated as ending on the Closing Date, based on the pro rata portion of such item determined by multiplying the total amount of such item times a fraction, the numerator of which is the number of calendar days in the period up to and including the Closing Date and the denominator of which is the total number of calendar days in the entire period.

          (c) The Company will furnish Tax information to Seller for inclusion in its federal consolidated income Tax Return for the period that includes the Closing Date in accordance with Company's past custom and practice.

     17.2 Returns and Payments.
          --------------------

          (a) With respect to any Tax Return covering a taxable period that begins before the Closing Date and that ends after the Closing Date to which an amount of Tax is allocable to the Seller under Section 17.1, the Buyer shall provide the Seller and its authorized representatives with a copy of such completed Tax Return and a statement (including all necessary supporting schedules and information required to support such statement) that certifies and sets forth the calculation of the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 17.1 at least 30 days prior to the due date (including any extension thereof) for the filing of such Tax return, and the Seller and its authorized representatives shall have the right to review such Tax return and statement (including any supporting schedules or other documents relevant thereto) prior to the filing of such Tax return. The Seller and the Buyer agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax return and statement by the Seller or its authorized representatives.

          (b) The Seller and the Buyer shall each pay or cause to be paid when due and payable all Taxes that have not been paid as of the Closing Date that are allocable to them pursuant to the provisions of Section 17.1.

          (c) Payment of any amounts due under this Article shall be made (i) with respect to agreed amounts, at least three calendar days before the payment of any such Tax is due, provided that no such payment shall be due prior to ten
(10) business days following receipt of written notice that payment of such Tax is due or (ii) within ten (10) business days following either an agreement between the Seller and the Buyer that an amount is payable by the Seller or the Buyer to the other or within ten (10) business days of a "determination" as defined in Section 1313(a) of the Code.

          (d) All Taxes related to 1996 paid by Seller pursuant to this Section
17.2 shall be repaid to Seller by Buyer or the Company to the extent of amounts for Taxes attributable to the fiscal year ended December 31, 1996 accrued on the Balance Sheet after reduction for any Taxes related to 1996 and attributable to any period ending on or prior to the Closing Date paid or to be paid by Buyer or the Company.

     17.3 Cooperation and Exchange of Information. The Seller and the Buyer will
          ---------------------------------------
provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities, but in no event shall the Seller or the Buyer be required to disclose to the other any information relating to the operations of either, as the case may be, other than information relating to a liability for Taxes of the Company. The Seller and the Buyer shall make their respective employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Seller and the Buyer will retain all Tax returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for its taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions (but taking into account any extended statute of limitations applicable to a year in which a net operating loss is reported) except to the extent notified by the other party in writing of such extensions for the respective Tax periods. After such time, before the Buyer shall dispose of any of such books and records, at least ninety (90) calendar days prior written notice to such effect shall be given by the Buyer to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any of such books and records as the Seller may select. Any information obtained under this Section 17.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

     17.4 Tax Sharing Indemnification. Seller agrees to indemnify Buyer from and
          ---------------------------
against any loss Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for Taxes of any person other than the Company (i) under Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract, or (iv) otherwise. The indemnification obligation hereunder shall not be subject to the limitations of Section 14.3 herein.

     17.5 Method of Asserting Tax Claims.
          ------------------------------

          (a) After the Closing, Buyer and Seller each shall promptly notify the other party in writing of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of the Company, which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification of either Seller or Buyer ("Tax Indemnitee") by the other party ("Tax Indemnitor"). Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If either Buyer or Seller fails to give the other party prompt notice of an asserted Tax liability as required by this Section then (i) if the Tax Indemnitor is precluded by the failure to give prompt notice from contesting the asserted Tax liability in the appropriate administrative or judicial forums, then such party shall not have any obligation to indemnify the other party for any loss or damage arising out of such asserted Tax liability, and (ii) if the Tax Indemnitor is not so precluded from contesting if such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay pursuant hereto with respect to such liability shall be reduced by the amount of such detriment.

          (b) The Seller may participate, through counsel of its own choosing and at its own expense, in any audit, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought. If the Seller elects to participate in the contest of an asserted Tax liability, it shall within thirty (30) calendar days of receipt of the notice of an asserted Tax liability notify the Buyer of its intent to do so, and the Buyer shall cooperate in good faith and shall cause the Company or its successor to cooperate in good faith, at the Seller's expense, in each phase of such Contest. If the Seller elects not to participate in the Contest, fails to notify the Buyer of its election as herein provided or contests its obligation to indemnify hereunder, the Buyer or the Company may pay, compromise or contest such asserted liability. However, in such case, neither the Buyer nor the Company (including any designated representative of either) may settle or compromise any asserted liability in a manner that would create an indemnification obligation unless such settlement or compromise would be reasonable in the case of a person that owned the Company both before and after the Closing Date. In any event, each of the Buyer (or the Company) and the Seller may participate, at its own expense, in the Contest.

          (c) Seller will allow the Company to participate at its own expense in any audits of any consolidated or combined income Tax returns to the extent that such returns relate to the Company. Seller will not settle any such audit in a manner which would adversely affect the Company after the Closing Date unless such settlement would be reasonable in the case of a person that owned the Company both before and after the Closing Date.

                              18.  MISCELLANEOUS
                                   -------------

     18.1 Governing Law.
          -------------

          This Agreement shall be governed by the laws of the State of Georgia without regard to any jurisdiction's conflicts of laws provisions.

     18.2 Counterparts/Use of Facsimiles.
          ------------------------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement. The reproduction of signatures by means of a facsimile device shall be treated as though such reproductions are executed originals and each party hereto covenants and agrees to provide the other parties with a copy of this Agreement bearing original signatures within five (5) days following transmittal by facsimile.

     18.3 Entire Agreement.
          ----------------

          This Agreement and the other agreements specifically referenced herein constitutes the entire agreement of the parties hereto respecting its subject matter and supersedes all negotiations, preliminary agreements and prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof. This Agreement may be amended, modified, or supplemented only by a writing signed by all parties by their duly authorized representatives. Any party may waive the benefit of a term or condition of this Agreement and such waiver will not be deemed to constitute the waiver of another breach of the same, or any other, term or condition. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provision of this Agreement.

     18.4 No Presumption Against Draftsman.
          --------------------------------

          There shall be no presumption against any party on the ground that such party or its counsel was responsible for preparing this Agreement or any part hereof.

     18.5 Successors and Assigns.
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto, but shall not be assigned by any party hereto without the prior written consent of the other parties.

     18.6 Knowledge.
          ---------

          The term "knowledge" as used in this Agreement shall mean with respect to the Seller or the Company, the current awareness of the officers of the Company indicated on Schedule 18.6.
                     -------------

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

                              EQUIFAX HEALTHCARE INFORMATION
                                SERVICES, INC.


                              By: /s/ DANIEL J. KOHL
                                  -------------------------------------
                                  Name:  Daniel J. Kohl
                                  Title: President



                              NATIONAL DATA CORPORATION


                              By: /s/ E. M. INGRAM
                                  -------------------------------------
                                  Name:  E. M. Ingram
                                  Title: General Counsel & Secretary

                     AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT (the "Amendment") made this 24th day of September, 1996 to that certain STOCK PURCHASE AGREEMENT (the "Agreement") dated September 3, 1996 by and between EQUIFAX HEALTHCARE INFORMATION SERVICES, INC., a Georgia corporation ("Seller") and NATIONAL DATA CORPORATION, a Delaware corporation
("Buyer").   Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.


                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the parties have been notified that the sale of the Shares has received early termination under the Hart-Scott-Rodino Act;

     WHEREAS, pursuant to the terms of the Agreement, and due to receipt of early termination under the Hart-Scott-Rodino Act, the Closing is scheduled to occur on September 25, 1996;

     WHEREAS, the Seller and the Buyer wish to move the Closing Date to October 1, 1996;

     NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.  Closing Date.  Section 2.1 of the Agreement shall be deleted in its entirety
    ------------
and the following shall be inserted in lieu thereof:

     2.1  The Closing and the Closing Date.
          --------------------------------

     The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Powell Goldstein, Frazer & Murphy located at 191 Peachtree Street, N.E., Atlanta, Georgia 30303 on October 1, 1996, or on such other date and at such other place as the parties may agree. The date of the Closing is hereinafter referred to as the "Closing Date."

2.  Counterparts.  This Amendment may be executed in counterparts, each of which
   ------------
when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the date first written.

                              BUYER:

                              NATIONAL DATA CORPORATION

                              /s/ E.M. Ingram
                              ---------------------------------
                              E.M. Ingram
                              General Counsel and Secretary


                              SELLER:

                              EQUIFAX HEALTHCARE INFORMATION
                              SERVICES, INC.

                              /s/ Daniel J. Kohl
                              ---------------------------------
                              Daniel J. Kohl
                              President